Exhibit (a)(13)


                  [The Following will be Delivered Via E-mail]
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From:             Erb, Richard
To:               [Name]
Subject:          Offer to Exchange Stock Options for Restricted Stock

       Note: In order to conserve space at the top of this email and maintain the confidentiality of the addressee list, you have been sent a blind copy. The letter is intended for each person receiving a blind copy.

This is to remind you that the exchange offer expires at midnight, Eastern time, on Friday, July 13, 2001. As of this morning, we have not received your completed Letter of Transmittal. If we do not receive it by the deadline, you will no longer have the opportunity to exchange eligible stock options for shares of restricted stock, and will retain your stock options. If you wish to participate in this offer, you can fax your completed and signed Letter of Transmittal to Rob Slone at 248-435-1410 to expedite delivery. Feel free to email or call Rob Slone at 248-435-1210, Bonnie Wilkinson at 248-435-0762, or me about any questions you may have concerning this tender offer.

Director, Executive Compensation
ArvinMeritor, Inc.
2135 W. Maple Road
Troy, MI  48084
Telephone:  248-435-2280
Fax:  248-435-1410
e-mail: Richard.Erb@ArvinMeritor.com